Exhibit 3.3 CERTIFICATE OF AMENDMENT TO THE FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THRYV HOLDINGS, INC. Thryv Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows: FIRST: The name of the Corporation is Thryv Holdings, Inc. The Fourth Amended and Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State’s Office on September 23, 2020 (as so amended, the “Fourth Amended and Restated Certificate of Incorporation”). SECOND: The Amendment set forth in this Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 242 of the DGCL. THIRD: Article XII of the Fourth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows: “The Corporation reserves the right, at any time and from time to time, to alter, amend, add to or repeal any provision contained in this Fourth Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) in any manner now or hereafter prescribed by the laws of the State of Delaware, and all rights, preferences, privileges and powers of any nature conferred upon stockholders, directors or any other persons herein are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Fourth Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock), and in addition to any other vote that may be required by this Fourth Amended and Restated Certificate of Incorporation or any provision of law, the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding shares of stock entitled to vote thereon, voting together as a single class, shall be required to alter, amend, add to or repeal, or to adopt any provision of this Fourth Amended and Restated Certificate of Incorporation. Notwithstanding the foregoing sentence and any other provisions to the contrary contained in this Fourth Amended and Restated Certificate of Incorporation or the Second Amended and Restated Bylaws, the Corporation hereby expressly elects to be governed by Section 242(d) of the DGCL.” FOURTH: This Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation shall become effective upon the filing of this Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. FIFTH: All other provisions of the Fourth Amended and Restated Certificate of Incorporation shall remain in full force and effect. [The remainder of this page has been left intentionally blank.]

[Signature Page to the Certificate of Amendment] IN WITNESS WHEREOF, this Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation has been executed for and on behalf of the Corporation by an officer thereunto duly authorized and attested to as of July 3, 2025. THRYV HOLDINGS, INC. By: /s/ Joseph A. Walsh Name: Joseph A. Walsh Title: President and Chief Executive Officer